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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SunTrust Banks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
SunTrust Banks, Inc.

        The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Room 225 on the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 15, 2003, at 9:30 a.m. local time, for the following purposes:

          1.    To elect 5 directors to serve until the Annual Meeting of Shareholders in 2006;

          2.    To act upon a shareholder proposal; and

          3.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on February 14, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        For your convenience, we are also offering an audio webcast of the meeting. If you choose to listen to the webcast, go to "Investor Relations" located under "About SunTrust" at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 15.

        Your attention is directed to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors
Raymond D. Fortin Corporate Secretary

February 28, 2003

IMPORTANT NOTICE

        Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided.

TABLE OF CONTENTS

Proxy Statement	1
Election of Directors	1
Nominees for Directorship	1
Nominees for Term Expiring in 2006	2
Directors Whose Terms Expire in 2005	2
Directors Whose Terms Expire in 2004	3
Board Committees	5
Attendance and Compensation	6
Corporate Governance	7
Executive Compensation	8
Executive Officers	8
Report of the Compensation and Governance Committee on Executive Compensation	8
Summary of Cash and Certain Other Compensation	13
Stock Options	14
Equity Compensation Plans	15
Long-Term Incentive Plan	15
Pension Plans	15
Change in Control Agreements	17
Audit Committee Report	17
Audit Fees	18
General	18
Financial Information Systems Design and Implementation Fees	18
All Other Fees	18
Stock Price Performance Graph	19
Stock Ownership of Certain Persons	20
Other Director and Executive Officer Information	21
Compensation and Governance Committee Interlocks and Insider Participation	21
Section 16(a) Beneficial Ownership Reporting Compliance	21
Shareholder Proposal Regarding Indexed Options	21
Additional Information	23
Shareholder Nominations for Election to the Board	23
Shareholder Proposals for Next Year's Meeting	23
Record Date; Shares Outstanding	23
Quorum and Voting	24
Proxy Solicitation	24
Independent Accountant	24
Next Year's Annual Meeting	25
Other Matters	25
Audit Committee Charter	A-1

i

SUNTRUST BANKS, INC.
303 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30308

PROXY STATEMENT

        The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held on Tuesday, April 15, 2003. This Proxy Statement and the enclosed proxy are being first mailed to SunTrust's shareholders on or about March 7, 2003.

        Voting your shares.    The enclosed proxy is for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies for the proposals described below will be voted as recommended by the Board of Directors.

        Method of Voting.    You can simplify your voting and reduce SunTrust's costs by voting your shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the proxy card.

        Webcast of Annual Meeting.    SunTrust is pleased to offer an audio webcast of the 2003 Annual Meeting. If you choose to listen to the webcast, go to "Investor Relations" located under "About SunTrust" at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site until May 15, 2003.

        Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

ELECTION OF DIRECTORS
(Item 1)

Nominees for Directorship

        The Board of Directors, under the terms of SunTrust's bylaws, has determined that the number of directors constituting the Board of Directors shall be 15, with directors divided into 3 classes serving staggered 3-year terms. There are 5 directors, J. Hyatt Brown, Alston D. Correll, Douglas N. Daft, David H. Hughes and G. Gilmer Minor, III, who have been nominated to stand for reelection as directors at the Annual Meeting in 2003 for a term expiring in 2006. In addition to the 5 nominees, there are 10 other directors continuing to serve on the Board, whose terms expire in 2004 and 2005. The Board of Directors recommends a vote "FOR" all nominees.

        You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.

        The following table sets forth for each nominee and each director whose term continues after the meeting, his or her age, the number of shares of SunTrust common stock beneficially owned by such person on December 31, 2002, a brief description of his or her principal occupation and business experience during the last 5 years, certain other directorships held and how long he or she has been a director of SunTrust.

Name, Principal Occupation, Certain Other Directorships and Age	Director Since	Shares of SunTrust Common Stock(1)
Nominees For Term Expiring in 2006
J. Hyatt Brown is Chairman of the Board and Chief Executive Officer of Brown & Brown, Inc., an insurance agency. He is also a director of BellSouth Corporation, FPL Group, Inc., International Speedway Corporation and Rock-Tenn Company. Mr. Brown is 65.	1984	54,000(2)
Alston D. Correll is Chairman of the Board and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of pulp, paper and building products. He is also a director of Mirant Corporation and Norfolk Southern Corp. Mr. Correll is 61.	1997	24,569(3)

Douglas N. Daft is the Chairman of the Board and Chief Executive Officer of The Coca-Cola Company, and has held these positions since February 17, 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from December 5, 1999 until February 17, 2000. He previously served as Senior Vice President of The Coca-Cola Company from 1991 until December 5, 1999. Mr. Daft also served as President of the Middle and Far East Group from January 1995 until December 1999, which included management responsibility for the Africa Group and the Schweppes Beverages Division from October 1999 until December 1999. He is also a director of The McGraw-Hill Companies, Inc. Mr. Daft is 59.	2000	9,413(4)
David H. Hughes is Chairman of the Board and Chief Executive Officer of Hughes Supply, Inc., a distributor of construction materials. He is also a director of Brown & Brown, Inc. and Darden Restaurants, Inc. Mr. Hughes is 59.	1984	52,240(5)
G. Gilmer Minor, III is Chairman of the Board and Chief Executive Officer of Owens & Minor, Inc., a national distributor of hospital and medical supplies. Mr. Minor was named Chairman of Owens & Minor, Inc. in May 1994 and also serves as a director. Mr. Minor is 62.	1998	13,695(6)
Directors Whose Terms Expire in 2005
A. W. Dahlberg is Chairman of the Board of Mirant Corporation, a global energy company. Mr. Dahlberg retired as Chairman of the Board and Chief Executive Officer of The Southern Company, an investor-owned electric utility group, in 2001. He serves as a director of Equifax Inc. and Protective Life Corporation. Mr. Dahlberg is 62.	1996	12,509(7)
Patricia C. Frist is a partner in Frist Capital Partners, which invests in equities, real estate and venture capital. Mrs. Frist is also President of Frisco, Inc., an investment corporation, as well as President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation. Mrs. Frist is 63.	2000	4,574(8)

L. Phillip Humann is Chairman of the Board, President and Chief Executive Officer of SunTrust. He is a director of Coca-Cola Enterprises Inc., Equifax Inc. and Haverty Furniture Companies, Inc. Mr. Humann is 57.	1991	668,826(9)
M. Douglas Ivester retired as Chairman of the Board and Chief Executive Officer of The Coca-Cola Company on February 17, 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 until elected Chairman of the Board and Chief Executive Officer in October 1997. He is a director of Georgia-Pacific Corporation, S1 Corporation and Service Central, Inc. Mr. Ivester is 55.	1998	38,849(10)
Karen Hastie Williams is a partner in the Washington, D.C. law firm of Crowell & Moring LLP. She is a director of Chubb Corporation, Continental Airlines, Inc., Gannett Company, Inc. and WGL Holdings, Inc. Ms. Williams is 58.	2002	700
Directors Whose Terms Expire in 2004
Summerfield K. Johnston, Jr. is Chairman of the Executive Committee of Coca-Cola Enterprises Inc., a producer and distributor of products of The Coca-Cola Company and other liquid non-alcoholic refreshment products. Prior to October 2001, he was Chairman of the Board of Coca-Cola Enterprises Inc. He also served as Chief Executive Officer of Coca-Cola Enterprises Inc. until 1998, and reassumed this position from January 2000 until April 2001. Mr. Johnston is 70.	1997	213,877(11)
Larry L. Prince is Chairman of the Board and Chief Executive Officer of Genuine Parts Company, a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts and office products. Mr. Prince is also a director of Crawford & Co., Equifax Inc. and John H. Harland Co. Mr. Prince is 64.	1996	517,294(12)
R. Randall Rollins is Chairman of the Board of Rollins, Inc., a consumer services company. He is also Chairman of the Board and Chief Executive Officer of RPC, Inc., an oil and gas field services company, Chairman of the Board of Marine Products Corporation, a boat manufacturing company, and a director of Dover Downs Entertainment, Inc. Mr. Rollins is 71.	1995	65,986(13)
Frank S. Royal, M.D. is President and a member of Frank S. Royal, M.D., P.C. (family medicine). Dr. Royal is a director of Chesapeake Corporation, Columbia/HCA Healthcare Corporation, CSX Corporation, Dominion Resources, Inc. and Smithfield Foods, Inc. Dr. Royal is 63.	1998	9,783(14)
James B. Williams is Chairman of the Executive Committee of the Board of Directors of SunTrust. Prior to March 1998, he was Chairman of the Board of Directors and Chief Executive Officer of SunTrust. He is also a director of The Coca-Cola Company, Genuine Parts Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and Marine Products Corporation. Mr. Williams is 69.	1984	1,938,872(15)

(1)
SunTrust common stock beneficially owned as of December 31, 2002.  As of such date, no nominee or director was a beneficial owner of more than 1% of the outstanding shares of SunTrust common stock. Except as otherwise indicated, each director possessed sole voting and investment power with respect to all shares set forth opposite his or her name.

(2)
Includes 4,000 shares that are the subject of exercisable stock options.

(3)
Includes 4,000 shares that are the subject of exercisable stock options. Includes 5,774 shares of common stock equivalents credited to Mr. Correll's stock account under SunTrust's Directors Deferred Compensation Plan.

(4)
Includes 4,000 shares that are the subject of exercisable stock options. Includes 2,413 shares of common stock equivalents credited to Mr. Daft's stock account under SunTrust's Directors Deferred Compensation Plan.

(5)
Includes 4,000 shares that are the subject of exercisable stock options.

(6)
Includes 2,000 shares that are the subject of exercisable stock options. Includes 1,570 shares of common stock equivalents credited to Mr. Minor's account under the Crestar Financial Corporation Directors' Equity Program.

(7)
Includes 4,000 shares that are the subject of exercisable stock options. Includes 5,509 shares of common stock equivalents credited to Mr. Dahlberg's stock account under SunTrust's Directors Deferred Compensation Plan.

(8)
Includes 4,000 shares that are the subject of exercisable stock options.

(9)
Includes 75,000 shares that are the subject of exercisable stock options. Includes 27,154 shares held for the benefit of Mr. Humann under SunTrust's 401(k) Plan. Includes 8,011 shares of common stock equivalents credited to Mr. Humann's stock account under SunTrust's 401(k) Excess Plan. Includes 140,000 shares of common stock equivalents granted in exchange for restricted stock.

(10)
Includes 4,000 shares that are the subject of exercisable stock options. Includes 4,849 shares of common stock equivalents credited to Mr. Ivester's stock account under SunTrust's Directors Deferred Compensation Plan.

(11)
Includes 4,000 shares that are the subject of exercisable stock options. Mr. Johnston shares voting and investment power with respect to 48,000 shares. Mr. Johnston disclaims beneficial ownership of 3,036 shares. Includes 5,097 shares of common stock equivalents credited to Mr. Johnston's stock account under SunTrust's Directors Deferred Compensation Plan.

(12)
Includes 4,000 shares that are the subject of exercisable stock options. Includes 504,000 shares held by two foundations of which Mr. Prince is a trustee. Includes 7,294 shares of common stock equivalents credited to Mr. Prince's stock account under SunTrust's Directors Deferred Compensation Plan.

(13)
Includes 4,000 shares that are the subject of exercisable stock options. Mr. Rollins shares voting and investment power with respect to 20,168 shares.

(14)
Includes 4,000 shares that are the subject of exercisable stock options. Includes 1,805 shares of common stock equivalents credited to Dr. Royal's account under the Crestar Financial Corporation Directors' Equity Program.

(15)
Includes 204,000 shares that are the subject of exercisable stock options. Also includes 1,110,346 shares held by 3 foundations of which Mr. Williams is one of a number of trustees; Mr. Williams disclaims beneficial ownership of all such shares.  Mr. Williams shares investment power with respect to 116,950 shares.

Board Committees

        The Board has 3 committees: (1) Executive Committee; (2) Audit Committee; and (3) Compensation and Governance Committee. The membership during 2002, the functions of each committee and the number of meetings held are described below.

Name of Committee and Members	Functions of Committee		Number of Meetings/ Consent Actions in 2002

EXECUTIVE: James B. Williams, Chairman J. Hyatt Brown Douglas N. Daft David H. Hughes L. Phillip Humann Summerfield K. Johnston, Jr.	•	May exercise authority of full Board except that it may not: - approve or propose to shareholders any action that must lawfully be approved by shareholders; - fill vacancies on the Board or any committee; - amend the Articles of Incorporation; - adopt, amend or repeal the bylaws; or - approve a dissolution or merger of SunTrust or the sale of all or substantially all the assets of SunTrust.	4

AUDIT:	•	Responsible for: - appointing the independent auditors;	5
M. Douglas Ivester, Chairman Patricia C. Frist R. Randall Rollins Frank S. Royal, M.D. Karen Hastie Williams
-  reviewing the annual plans of the independent auditors;
-  approving the annual financial statements;
-  reviewing regulatory reports; and
		- reviewing the annual plan for the internal audit department, as well as a summary report of such department's findings and recommendations.
	•	Operates under a written charter approved by the Board, which is attached hereto as Exhibit A to the Proxy Statement.
	•
		Has only members that are independent under the rules of the New York Stock Exchange, where SunTrust's common stock is listed. Mr. Ivester meets the definition of "audit committee financial expert" as defined by the Securities and Exchange Commission.

Name of Committee and Members	Functions of Committee		Number of Meetings/ Consent Actions in 2002

COMPENSATION AND GOVERNANCE:	•	Responsible for approving the compensation arrangements for senior management.	4
A. W. Dahlberg, Chairman Alston D. Correll G. Gilmer Minor, III Larry L. Prince	•
Responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Stock Plans, Management Incentive Plan, Performance Unit Plan, 401(k) Excess Plan, Performance Bonus Plan, Supplemental Executive Retirement Plan, ERISA Excess Retirement Plan and Change in Control Agreements.
	•	Responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing qualifications of candidates to the Board and recommending nominees to the Board.
	•	Responsible for taking a leadership role in shaping the corporate governance of SunTrust.
•
Responsible for developing and recommending to the Board a set of corporate governance principles, and periodically reviewing and reassessing the adequacy of those principles and recommending any proposed changes to the Board for approval.
	•	Responsible for addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.
	•	Has only members that are independent under the rules of the New York Stock Exchange.

Attendance and Compensation

        Attendance.    Regular meetings of the Board are held quarterly. During 2002, the Board held 4 meetings. All SunTrust directors attended at least 75% of the Board meetings and meetings of committees on which they served.

        Compensation.    Each director who is not also an employee of SunTrust or its subsidiaries received an annual retainer of $45,000 in 2002 and was paid a fee of $1,500 for each Board or committee meeting attended. Directors serving as directors of SunTrust's subsidiaries only receive meeting attendance fees for service on those Boards. Directors may defer fees payable to them under SunTrust's Directors Deferred Compensation Plan. The return on such deferred amount is determined, at the election of the director, as if such funds had been invested in SunTrust common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on a quarterly basis.

        Mr. Williams, SunTrust's former Chairman of the Board and Chief Executive Officer who retired on March 21, 1998, is serving as a non-employee director of SunTrust and Chairman of the Executive Committee. Mr. Williams has been provided with an office, office equipment and supplies, general secretarial support, a company car and parking space, reimbursement of country club fees and assessments, and use of SunTrust's airplane for travel to and from Board and committee meetings and when representing SunTrust at national, corporate, community and civic events. Tax and estate planning services and security system monitoring for his homes are also provided. Any tax liability as a result of this support, except for directors' fees, will be fully grossed-up by SunTrust.

        Additional Information Regarding Former Crestar Financial Corporation Directors.    Mr. Minor and Dr. Royal, both former Crestar directors, also participate in a Crestar directors' program providing deferred benefits based on 1996 director awards plus their prior elective deferrals of Crestar retainers. These benefits are calculated in common stock equivalents and paid, after their directorship ends, in whole shares of SunTrust common stock, with cash for any fractional share.

Corporate Governance

        The Board of Directors has determined that the majority of SunTrust's directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances when making a determination of independence, including the proposed rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with SunTrust or its management that may impair the director's ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest. Generally, credit relationships with directors and their affiliates will not impair independence so long as the terms of the credit relationship are similar to other comparable borrowers.

        The Board of Directors will conduct a self-assessment annually, which will be reported by the Compensation and Governance Committee to the Board. In addition, the Compensation and Governance Committee and the Audit Committee will also undergo an annual assessment of their performance. The non-employee directors of the Board meet in executive session at least twice each year and such meetings are presided over by a Presiding Director. The Presiding Director is selected by non-employee directors, and is currently the Chairman of the Compensation and Governance Committee.

        SunTrust has adopted a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. The Board, through the Compensation and Governance Committee, will then make a determination as to whether continued Board membership is appropriate.

        SunTrust's Corporate Governance Guidelines can be found under the heading "About SunTrust" on SunTrust's website at www.suntrust.com. As additional corporate governance standards are adopted, these will be disclosed on an ongoing basis on SunTrust's website.

EXECUTIVE COMPENSATION

Executive Officers

        Executive officers are elected annually by the Board following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next Annual Meeting. The following table sets forth the name of each executive officer and the principal positions and offices he holds with SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least 5 years.

Name	Information about Executive Officers
L. Phillip Humann	Chairman of the Board, President and Chief Executive Officer of SunTrust.
John W. Clay, Jr.
A Vice Chairman of SunTrust since August 2000 with management oversight of banking functions, including corporate and investment banking. From 1997 until August 2000 he was an Executive Vice President of SunTrust. Prior to 1997, he was Chief Executive Officer of SunTrust's Tennessee banking operations. Mr. Clay is 61.
Theodore J. Hoepner
A Vice Chairman of SunTrust since August 2000 with responsibility for asset quality, efficiency and quality initiatives, human resources and legal and regulatory affairs. Mr. Hoepner is also Chief Risk Officer, effective as of February 2003, to include responsibility for SunTrust's audit and internal control functions. From August 2000 until February 2003, Mr. Hoepner also had responsibility for SunTrust's technology and operations functions. From 1997 until August 2000 he was an Executive Vice President of SunTrust, with responsibility for SunTrust's Florida banking operations, SunTrust Service Corporation, human resources and efficiency and quality initiatives. Mr. Hoepner is 61.
John W. Spiegel
A Vice Chairman of SunTrust since August 2000 with responsibility for SunTrust's finance-related functions. Mr. Spiegel is also Chief Financial Officer, a position he has held for more than 5 years. Prior to August 2000 he was an Executive Vice President of SunTrust. Mr. Spiegel is 61.
James M. Wells III
A Vice Chairman of SunTrust since August 2000 with responsibility for oversight of SunTrust's commercial, retail, mortgage and private client services lines of business. He also has senior executive responsibility for SunTrust's marketing and corporate strategy units, and, as of February 2003, has responsibility for SunTrust's technology and operations functions. From January 2000 to August 2000 Mr. Wells served as President and Chief Executive Officer of SunTrust's Mid-Atlantic region. From 1988 to January 2000 he served as President of Crestar Financial Corporation and Crestar Bank. Mr. Wells is 56.

Report of the Compensation and Governance Committee on Executive Compensation

Introduction

        Decisions regarding the compensation of SunTrust's executives are made by the Compensation and Governance Committee of the Board, which we refer to in this report as the Committee. Each member of the Committee is a non-employee director. The Committee believes the actions of each executive officer have the potential to impact the short-term and long-term profitability of SunTrust. Consequently, the Committee places considerable importance on its oversight of the design and administration of an executive compensation program.

Objectives of Executive Compensation

        The objectives of SunTrust's executive compensation programs are to: (1) increase shareholder value, (2) improve SunTrust's overall performance, (3) increase the success of the business unit directly impacted by the executive's leadership and performance, (4) enhance the individual executive's performance, and (5) attract and retain quality executive leadership.

Compensation Philosophy

        The general philosophy underlying SunTrust's executive compensation programs is designed to:

  •
  Aid SunTrust in attracting, retaining and motivating high-performing executives.

  •
  Provide competitive levels of compensation commensurate with the achievement of SunTrust's annual and long-term performance goals.

  •
  Reward superior corporate and individual performance.

        Executive compensation programs are reviewed and evaluated relative to those of SunTrust's peer group. However, SunTrust places greater emphasis on programs that provide incentive compensation rewards that are closely linked to SunTrust's performance. The peer group includes superregional banks such as Bank of America Corporation, Bank One Corp., Wachovia Corporation, FleetBoston Financial Corp., KeyCorp, Mellon Financial Corp., Northern Trust Corp., PNC Financial Services Group, Inc., Wells Fargo & Company and National City Corporation. For senior executives, base salaries are targeted toward the conservative end of the competitive range compared to the peer group. Variable compensation opportunity, closely aligned with strategic business objectives and linked to corporate performance, represents a significant part of the total compensation package. Thus, depending on SunTrust's performance in any particular year, an executive officer may receive compensation above or below the levels of pay for similarly situated executives within the peer group.

Components of Executive Compensation

        The three primary components of executive compensation are:

  •
  Base Salary

  •
  Cash Incentive Plans

  •
  Stock Incentive Plans

Base Salary

        Base salary is designed to provide reasonable levels of compensation to executives while helping SunTrust manage fixed labor expense. Therefore, the Committee believes that executive officer base salaries should be at the conservative end of a market-competitive range. Salaries for top executives are reviewed annually and are based on:

  •
  Job scope and responsibilities.

  •
  Corporate, business unit, and individual performance (performance measures may include but are not limited to net income, earnings per share, return on assets, return on equity, growth, achievement of specific goals, etc.).

  •
  Competitive salaries for similar positions.

  •
  Length of service.

  •
  Subjective factors.

Cash Incentive Plans

        SunTrust maintains two cash incentive plans:

  •
  The Management Incentive Plan, which focuses on annual performance goal attainment.

  •
  The Performance Unit Plan, which focuses on performance over a 3 year period.

        These variable compensation plans are designed so that: (1) the executive receives a bonus only if SunTrust achieves specified performance objectives, and (2) a significant portion of the executive's total compensation is at risk.

  Management Incentive Plan

        The Management Incentive Plan, which we refer to as MIP, is a 1 year plan designed to support SunTrust's strategic business objectives, promote the attainment of profit plans and revenue goals, reward achievement of business unit and individual performance objectives and encourage teamwork. Financial and non-financial performance measures are established for each participant, except for the named executive officers. MIP awards for the named executive officers are based exclusively on a quantifiable net income performance measure. For each performance measure target, threshold and maximum performance benchmarks are developed. These performance measures and performance benchmarks are set for a 1 year period and are aimed at increasing short-term performance results. Each participant is assigned a target incentive award opportunity expressed as a percentage of the participant's base wages. Achievement of target performance benchmarks for each performance measure produces a target incentive award payment. Performance results between the threshold performance benchmarks and target performance benchmarks produce an award less than the target award opportunity percentage. Performance results above the target performance benchmarks produce an award greater than the target award opportunity percentage. Maximum performance benchmarks are set at a level reflective of very ambitious earnings goals which can only be attained when business results are exceptional, thus justifying the higher award payments.

        Participation in MIP is limited to a group of key employees who have a material impact on SunTrust's performance. The participants are selected by the Committee and include the executive officers named in this Proxy Statement and approximately 700 other key employees at different levels of participation. Awards earned under MIP are contingent upon employment with SunTrust through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. No MIP awards were earned for 2002. This is reflected in the Summary Compensation Table under the heading "Bonus."

  Performance Unit Plan

        The purpose of the Performance Unit Plan, which we refer to as PUP, is to promote the long-term interests of SunTrust and its shareholders and to motivate, retain and reward those executives who contribute significantly to SunTrust's financial performance. Participation in this plan is limited to a select group of executive management who have significant impact upon the long-term growth and profitability of SunTrust. Approximately 200 executives were designated by the Committee for participation in the plan. Each participant is awarded a number of performance units, based upon the level of position held within SunTrust and individual performance, with an initial value of $30.00 per unit. The final value of a unit is determined at the conclusion of the 3 year performance cycle. Two performance measurements are set for each 3 year performance cycle which correspond to a minimum, target, and maximum unit value. These performance measurements are: (1) a 3 year cumulative consolidated net income goal, and (2) a 3 year cumulative earnings per share goal. At the end of each performance cycle, the payout value is determined by actual net income and earnings per share for the 3 year period. The measurement which yields the highest unit value is the one that is used. This method was employed due to SunTrust's share purchase program and the desire not to penalize executives for this strategy. Straight line interpolation is used to calculate payout values between minimum, target, and maximum levels. (In 2002, the targets were adjusted to exclude expenses related to the Huntington Florida acquisition, accounting adjustments for home equity loans and accounting adjustments related to SunTrust Community Development Corporation.) Participants received an award for the 2000-02 cycle which was slightly below target. These payouts are set forth in the Summary Compensation Table under the heading "LTIP Payouts."

Stock Incentive Plans

        One of the Committee's priorities is to encourage executives to be significant shareholders to better ensure that the interests of executives are closely aligned with the interests of shareholders. SunTrust's executive officers have a significant equity stake in SunTrust, as reflected in the beneficial ownership information contained in this Proxy Statement.

  2000 Stock Plan

        The 2000 Stock Plan was adopted by the Board in February 2000, and approved by the shareholders at the 2000 Annual Meeting. The 2000 Stock Plan provides for grants of options to purchase SunTrust common stock, awards of restricted shares of SunTrust common stock (which may be subject to both grant and forfeiture conditions), and grants of stock appreciation rights, which we refer to as SARs. There are 14,000,000 shares of SunTrust common stock reserved for use under the 2000 Stock Plan, of which 4,000,000 may, but need not, be granted as restricted stock. The 2000 Stock Plan is administered by the Committee, which has the authority to grant options, SARs and restricted stock. The Committee has also delegated to the Chief Executive Officer limited authority to grant options. The 2000 Stock Plan has been used by the Committee to make stock-based incentives important factors in attracting, retaining, and rewarding employees and to closely align employee interests with those of SunTrust's shareholders. SunTrust is transitioning the timing of the executive compensation process, which includes granting of stock options. Consequently, there were no grants made to the key executives during 2002 during the transition phase.

  1995 Stock Plan

        The 1995 Executive Stock Plan, which we refer to as the 1995 Stock Plan, was designed to use stock-based incentives to focus executives and other eligible participants on SunTrust's long-term performance and to attract and retain qualified employees. No further grants will be made under the 1995 Stock Plan.

  401(k) Plan Matching Contributions

        SunTrust matches a percentage of eligible employee contributions to its qualified 401(k) Plan. The matching contributions are made in SunTrust common stock.

  401(k) Excess Plan

        SunTrust also maintains an unfunded non-qualified 401(k) Excess Plan to provide benefits for certain participants that would have otherwise been provided under the 401(k) Plan except for the imposition of certain statutory limits on qualified plan benefits. Under the 401(k) Excess Plan, SunTrust credits each participant's account with the participant's deferrals plus applicable matching contributions. Participants generally have investment choices with returns that mirror most of the investment options allowed under the 401(k) Plan. Participants may not, however, direct any portion of their account to an investment vehicle that is tied to the value of SunTrust common stock. Participants' interests in the 401(k) Excess Plan are accounted for in phantom units. SunTrust's matching contributions are accounted for in SunTrust common stock equivalents. The amounts of SunTrust's matching contributions credited to the 401(k) Excess Plan and matching contributions under the 401(k) Plan on behalf of the 5 named executive officers are included in the amounts shown in the Summary Compensation Table under the heading "All Other Compensation."

Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the 4 other highest paid executive officers at the end of such year, which executives we refer to as covered employees, will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance-based compensation." In addition to other requirements for qualification as performance-based compensation, shareholders must be advised of and must approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions, must reapprove the material terms of the performance goals every 5 years. SunTrust intends that awards to covered employees under the 2000 Stock Plan, MIP and PUP qualify as performance-based compensation within the meaning of Section 162(m). On February 8, 2000, the Board of Directors approved the 2000 Stock Plan and certain amendments to MIP and PUP which were designed to ensure that, to the extent possible, awards payable under the 2000 Stock Plan, MIP and PUP would be fully deductible by SunTrust for purposes of Section 162(m). At the 2000 Annual Meeting, SunTrust's shareholders approved the material terms of the performance goals under which compensation is paid under the 2000 Stock Plan, MIP and PUP.

Chief Executive Officer Compensation

        The executive compensation policy described above is applied in setting Mr. Humann's compensation. Mr. Humann participates in the same executive compensation plans available to other executive officers. His 2002 cash compensation was $1,244,200. Mr. Humann had a base salary of $950,000. In keeping with the Committee's desire for the Chief Executive Officer to maintain a long-term focus for SunTrust, much of Mr. Humann's variable compensation is provided through PUP. Mr. Humann earned a PUP award of $294,200 for the 2000-02 PUP cycle. This represented a payout of $29.42 per unit and is the result of SunTrust being slightly below the cumulative earnings per share target that the Committee set prior to the start of the 2000-02 cycle. No MIP award was earned for 2002. No stock options were granted during 2002 due to the transitioning of the timing of the executive compensation process. A grant will be made to Mr. Humann in 2003.

        Annually, non-employee members of the Board of Directors evaluate the Chief Executive Officer's performance, which is a factor in determining the Chief Executive Officer's future compensation.

Summary

        The Committee believes this mix of conservative market-based salaries, potentially significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in SunTrust represents a balance that will motivate the management team to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of SunTrust in operating its business and appropriate rewards based on shareholder value creation.

        Submitted by the Compensation and Governance Committee of SunTrust's Board of Directors.

    A. W. Dahlberg, Chairman
    Alston D. Correll
    G. Gilmer Minor, III
    Larry L. Prince

Summary of Cash and Certain Other Compensation

        The following table shows, for the fiscal years ending December 31, 2000, 2001, and 2002 the cash compensation paid by SunTrust and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to each of SunTrust's 5 most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

Long-Term Compensation(1)
		Annual Compensation							Awards	Payouts
Name and Principal Position	Year	Salary		Bonus			Other Annual Compen- sation(2)		Securities Under- Lying Options(3)	LTIP Payouts	All Other Compen- sation(4)
L. Phillip Humann Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$950,000 815,000 808,750		$	— 851,594 —		$	— — —	— 150,000 150,000	$294,200 551,280 300,000	$49,783 33,395 30,506
James M. Wells III Vice Chairman	2002 2001 2000	650,000 600,000 570,833	(5) (5)		— 501,540 315,000	(5) (5)		140,385 61,897 —	— 75,000 90,000	147,100 229,700 —	78,405 62,840 55,390
John W. Spiegel Vice Chairman and Chief Financial Officer	2002 2001 2000	500,000 485,000 478,750			— 405,412 —			— — —	— 50,000 50,000	176,520 321,580 180,000	28,180 21,608 17,955
Theodore J. Hoepner Vice Chairman	2002 2001 2000	525,000 450,000 409,487			— 376,155 —			— — —	— 100,000 50,000	147,100 275,640 138,000	29,356 19,877 15,834
John W. Clay, Jr. Vice Chairman	2002 2001 2000	525,000 450,000 408,750			— 376,155 —			— — —	— 100,000 50,000	147,100 275,640 138,000	29,356 19,781 15,113

(1)
Performance-based restricted stock, which we refer to as performance stock, is held by certain of the executive officers listed above, under the 1986 Executive Stock Plan and the 1995 Stock Plan. Three events must occur with respect to the performance stock before the executive takes full title to the performance stock. Shares generally are granted, awarded, become vested and finally are distributed. After performance stock is granted by the Compensation and Governance Committee, 20% increments are awarded if and when there are comparable 20% increases in the average price of SunTrust's common stock from the initial price at the time of grant. Most of the awarded shares vest and are distributed on the earliest of the following dates: (i) 15 years after the date shares are awarded to participants; (ii) at attaining age 64; (iii) in the event of the death or disability of a participant; or (iv) in the event of a change in control of SunTrust as defined in the 1986 Stock Plan or the 1995 Stock Plan. Eighty percent of the performance based restricted stock granted in 1996 has been awarded, and the time period for awarding the remaining shares granted has expired. Approximately 40% of the granted shares became fully vested as of February 10, 2000 and are no longer subject to service and forfeiture conditions. The individuals set forth in the table above were awarded, subject to the terms and conditions of the 1986 Stock Plan or the 1995 Stock Plan, the number of shares of restricted stock, including performance stock, with a value as of December 31, 2002, as follows: Messrs. Humann 320,000 shares, $18,214,400; Clay 78,000 shares, $4,439,760; Hoepner 142,000 shares, $8,082,640; and Spiegel 194,000 shares, $11,042,480. As described above, all such shares have been awarded and about

  40% of the shares held by most of the individuals named in this footnote have vested. Dividends were paid in 2002 on shares of awarded restricted stock as follows: Messrs. Humann $550,400; Clay $134,160; Hoepner $244,240; and Spiegel $333,680.

(2)
Includes the cost of providing various perquisites and personal benefits if the benefit amount exceeds the lesser of $50,000 or 10% of the executive's salary and bonus. The amount shown for Mr. Wells in 2002 includes $60,000 for a club membership and $58,549 for reimbursement of the tax liability associated with the club membership and the tax liability associated with tax return preparation and financial planning services that were provided to Mr. Wells. The amount shown for Mr. Wells for 2001 includes $30,000 for a relocation bonus.

(3)
The options that typically would have been granted in November 2002 were deferred until February 2003 due to the change in the timing of the executive compensation process.

(4)
Amounts contributed by SunTrust to the 401(k) Plan and credited under the 401(k) Excess Plan. Also includes SunTrust premiums paid on term life insurance. For Mr. Wells, includes the actuarial equivalent of benefits from SunTrust premiums on a split-dollar life insurance policy and above market interest earned on deferred compensation.

(5)
In accordance with his prior employment agreement with SunTrust entered into in connection with the acquisition of Crestar.

Stock Options

        SunTrust did not grant any stock options or award any stock appreciation rights to SunTrust's named executive officers during 2002.

        The following table sets forth information with respect to the named executives concerning the exercise of options during 2002 and unexercised options held as of December 31, 2002.

AGGREGATED OPTION EXERCISES IN 2002 AND
DECEMBER 31, 2002 OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
L. Phillip Humann	3,300	$92,466	75,000	306,600	$—	$1,045,272
James M. Wells III	—	—	324,354	135,000	5,043,503	459,625
John W. Spiegel	6,600	202,290	34,800	106,600	528,066	465,772
Theodore J. Hoepner	6,600	244,266	18,300	156,600	88,011	465,772
John W. Clay, Jr.	14,500	547,375	22,900	156,600	210,693	465,772

Equity Compensation Plans

        The following table provides information as of December 31, 2002 with respect to the shares of SunTrust common stock that may be issued under SunTrust's existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity Compensation Plans Approved by Shareholders(1)	11,742,908	$57.56	7,832,342(2)
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	11,742,908	57.56	7,832,342

(1)
Consists of the 1986 Executive Stock Plan, the 1995 Stock Plan and the 2000 Stock Plan.

(2)
Includes shares available for future issuance under the 2000 Stock Plan. As of December 31, 2002, an aggregate of 7,832,342 shares of common stock were available for issuance under the 2000 Stock Plan, of which up to 3,935,127 may, but need not, be granted as restricted stock. In addition, any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited shall again become available for use under the plan. There will be no further issuances under the 1986 Executive Stock Plan or the 1995 Stock Plan.

Long-Term Incentive Plan

        SunTrust's Performance Unit Plan, which we refer to as PUP, provides for the award of performance units, each with a target grant value, to key employees of SunTrust and its subsidiaries by the Compensation and Governance Committee, which we refer to as the Committee. The grant value and number of units awarded to a participant for each performance measurement cycle is determined by the Committee as of the grant date. The final value of the units granted under each award may range from zero to 200% of the grant value and is determined by the Committee at the end of each performance measurement cycle based on the achievement of either consolidated net income goals or earnings per share goals established by the Committee for that cycle. Payment of an award earned under PUP is contingent upon continuous employment with SunTrust until the end of the award cycle, except for payments made in the event of retirement, death, disability or a change in control. SunTrust did not award any PUP units to SunTrust's named executive officers during 2002 due to its changing the timing of the executive compensation process.

Pension Plans

        The following table shows estimated combined retirement benefits payable to a covered participant at normal retirement age under SunTrust's Retirement Plan, ERISA Excess Retirement Plan and Tier 1 Supplemental Executive Retirement Plan, which we refer to as the SERP, as described below.

PENSION PLAN TABLE

	Years of Service
Remuneration
	15	20	25	30 or More
$ 500,000	$300,000	$300,000	$300,000	$300,000
600,000	360,000	360,000	360,000	360,000
700,000	420,000	420,000	420,000	420,000
800,000	480,000	480,000	480,000	480,000
900,000	540,000	540,000	540,000	540,000
1,000,000	600,000	600,000	600,000	600,000
1,100,000	660,000	660,000	660,000	660,000
1,200,000	720,000	720,000	720,000	720,000
1,600,000	960,000	960,000	960,000	960,000
1,800,000	1,080,000	1,080,000	1,080,000	1,080,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000
2,200,000	1,320,000	1,320,000	1,320,000	1,320,000
2,400,000	1,440,000	1,440,000	1,440,000	1,440,000

        SunTrust's Retirement Plan is a noncontributory pension plan for the benefit of eligible employees of SunTrust and its subsidiaries. SunTrust has also established the ERISA Excess Retirement Plan to pay benefits to certain Retirement Plan participants that cannot be paid to them under the Retirement Plan as a result of federal tax restrictions. In addition, the SERP provides supplemental retirement benefits to certain key employees of SunTrust and its subsidiaries as designated by the Compensation and Governance Committee. There are 2 tiers to the SERP. All 5 named executive officers are eligible for the Tier 1 benefit. The maximum annual benefit under the SERP is 60% of average covered compensation for a Tier 1 participant and 50% of average covered compensation for a Tier 2 participant. Covered compensation for a Tier 1 participant means base salary plus awards earned under the Management Incentive Plan and Performance Unit Plan, and for a Tier 2 participant means base salary plus awards earned under the Management Incentive Plan. Average covered compensation is calculated as the average of the 3 highest years of covered compensation out of the last 10 years. The SERP benefit is reduced by annual benefits payable at retirement under the Retirement Plan, the ERISA Excess Retirement Plan, Social Security benefits at age 65, and certain other nonqualified, unfunded retirement arrangements maintained by SunTrust. Upon an executive's retirement, the SERP benefit is paid in the form of a lump sum that is actuarially equivalent to a life annuity. If the participant dies while actively employed, the benefit is paid in the form of a lump sum that is actuarially equivalent to a 50% joint and survivor annuity. Certain Tier 1 SERP participants are grandfathered at the 100% joint and survivor level. Retirement benefits under the SERP vested for all Tier 1 participants on February 10, 2000.

        The compensation earned in 2002 for the individuals named in the Summary Compensation Table included for the computation of benefits payable under the SERP and credited years of service are as follows: Messrs. Humann, $1,244,200, 33 years of service; Clay, $672,100, 35 years of service; Hoepner, $672,100, 34 years of service; Spiegel, $676,520, 37 years of service; and Wells, $797,100, 34 years of service.

        The SERP provides that in the event of a change in control of SunTrust (as defined in the SERP), for Tier 1 participants who are involuntarily terminated or who terminate for good reason within 3 years after a change in control, benefits would be calculated using the highest SERP compensation for any full calendar year during the 10 consecutive full calendar years which end immediately before the termination of employment. Furthermore, credited service will be increased by the lesser of 36 full months or the number of months between the normal retirement date and the date of termination. Termination for good reason means a termination made primarily because of a failure to elect or reelect a participant to a position held with SunTrust prior to the change in control or a substantial change or reduction in responsibilities or compensation.

Change in Control Agreements

        SunTrust has entered into change in control agreements with each of the executive officers named in the Summary Compensation Table, and certain other officers. During a period of up to 3 years following a change in control of SunTrust, if the executive officer's employment is terminated by SunTrust without cause, or by the executive officer for good reason within a certain period of time following a change in control, the executive officer will receive severance benefits. These benefits will include: (i) a lump sum payment of up to 3 years (2 years for certain other officers) of the executive officer's base salary and bonus; (ii) a portion of the full bonus which would have been payable to the executive if such executive had remained employed through the end of such year; (iii) up to 3 years (2 years for certain other officers) of additional benefits under certain SunTrust benefit plans, such as health and life; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended. Each agreement requires the executive officer not to use or disclose any of SunTrust's confidential business information and, with respect to certain officers, not to compete with SunTrust. The change in control agreements confer no benefits upon termination of the officer's employment prior to a change in control.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and the independent accountants for 2002, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that SunTrust's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with PricewaterhouseCoopers also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        PricewaterhouseCoopers provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with PricewaterhouseCoopers.

        Based on the discussions with management and PricewaterhouseCoopers, the Audit Committee's review of the representations of management and the report of PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SunTrust's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2002.

        Submitted by the Audit Committee of SunTrust's Board of Directors.

    M. Douglas Ivester, Chairman
    Patricia C. Frist
    R. Randall Rollins
    Frank S. Royal, M.D.
    Karen Hastie Williams

AUDIT FEES

General

        PricewaterhouseCoopers billed SunTrust an aggregate of $1,800,000 for professional services rendered in connection with the audit of SunTrust's annual consolidated financial statements for the year ended December 31, 2002 and for the limited reviews of the unaudited consolidated financial statements included in SunTrust's Form 10-Qs for 2002.

Financial Information Systems Design and Implementation Fees

        An aggregate of $1,200,000 was earned by PricewaterhouseCoopers for information technology services (of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X) during 2002.

All Other Fees

        PricewaterhouseCoopers billed SunTrust an aggregate of $1,300,000 for all services rendered to SunTrust during 2002 other than the audit and information technology services described above. Of these fees, $400,000 was for audit related services, including fees for the issuance of comfort letters, audits of SunTrust's employee benefit plans, certain stand alone audits, internal control reports, accounting consultations and assessments, and design and implementation of risk management controls. SunTrust was billed $600,000 for income tax compliance and related tax services, and the remaining $300,000 was for assessment of internal accounting controls and other various services.

        Included in the above fees were $1,300,000 of services provided by a unit of PricewaterhouseCoopers that was sold in 2002.

        The Audit Committee has considered whether the provision of the information technology services and other services covered in the above paragraphs are compatible with maintaining PricewaterhouseCoopers' independence.

STOCK PRICE PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on SunTrust common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Bank Composite Index* for the 5 years commencing December 31, 1997 and ended December 31, 2002.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN**
AMONG SUNTRUST BANKS, INC., THE S&P 500 INDEX
AND THE S&P BANKS INDEX

	12/97	12/98	12/99	12/00	12/01	12/02

SUNTRUST BANKS, INC.	100.00	108.74	99.85	94.02	95.91	89.44

S & P 500	100.00	128.58	155.64	141.46	124.65	97.10

S & P BANKS	100.00	106.04	91.41	108.83	108.85	107.74

*
The S&P Bank Composite Index is the successor index to the S&P Major Region Bank Composite Index, which SunTrust used in past years in the stock price performance graph. Standard & Poor's recently consolidated the S&P Major Regional Bank Composite Index into the S&P Bank Composite Index.

**
Assumes the value of the investment in SunTrust common stock and each index was $100 on December 31, 1997 and all dividends were reinvested.

STOCK OWNERSHIP OF CERTAIN PERSONS

        The following sets forth certain information concerning persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock as of January 1, 2003.

Name and Address	Shares Beneficially Owned	Percent of Class
SunTrust Bank 303 Peachtree St., N.E. Atlanta, Georgia 30308	33,709,598(1)(2)	11.93%

(1)
The shares shown were held by SunTrust Bank, a subsidiary of SunTrust, in various fiduciary or agency capacities. SunTrust Bank had sole voting power with respect to 17,478,563 of such shares and it shared voting power with respect to 942,186 of such shares, not including shares referred to in Note 2 below. SunTrust Bank had sole investment power with respect to 10,869,479 of the total shares set forth above and it shared investment power with respect to 6,133,674 of such shares, not including the shares referred to in Note 2 below. SunTrust and SunTrust Bank disclaim any beneficial interest in any of such shares.

(2)
Includes 14,949,812 shares held by SunTrust Bank as Trustee under SunTrust's 401(k) Plan. Shares of SunTrust common stock allocated to a participant's account are voted by the Trustee in accordance with instructions from such participant. Shares for which there are no instructions from participants are not voted.

        The following table sets forth the number of shares of SunTrust common stock beneficially owned on December 31, 2002 by certain executive officers of SunTrust and by all directors and executive officers of SunTrust as a group (27 persons) and the percentage of SunTrust's outstanding shares owned by such group.

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(2)
John W. Clay, Jr.	169,749
Theodore J. Hoepner	265,715
John W. Spiegel	339,462
James M. Wells III	441,032
All Directors and Executive Officers as a Group	6,791,615	2.39%

(1)
Includes the following shares subject to exercisable stock options: Mr. Clay, 22,900 shares; Mr. Hoepner, 18,300 shares; Mr. Spiegel, 34,800 shares; Mr. Wells, 324,354 shares; all other executive officers and directors, 460,864 shares. Also includes the following common stock equivalents granted in exchange for restricted stock: Mr. Clay, 40,000 shares; Mr. Hoepner, 72,000 shares; Mr. Spiegel, 84,000 shares; all other executive officers, 255,200 shares. Also includes the following common stock equivalents credited under SunTrust's 401(k) Excess Plan: Mr. Clay, 5,492; Mr. Hoepner, 11,245; Mr. Spiegel, 6,521; Mr. Wells, 831; all other executive officers and directors, 13,921 shares. All the executive officers and directors have sole voting power with respect to their respective shares, except as follows: Mr. Clay, 20,104 shares; Mr. Hoepner, 15,341 shares; Mr. Spiegel, 192 shares; Mr. Wells, 12,267 shares; all other executive officers and directors, 1,850,719 shares. All the executive officers and directors have sole investment power with respect to their respective shares, except as follows: Mr. Clay, 20,104 shares, Mr. Spiegel, 192 shares; all other executive officers and directors, 1,850,719 shares.

(2)
Outstanding shares represent the 282,504,571 shares of SunTrust common stock outstanding on December 31, 2002, increased by the 861,218 shares subject to employee stock options, the 451,200 common stock equivalents granted in exchange for restricted stock, and the 38,010 common stock equivalents credited under SunTrust's 401(k) Excess Plan, all referred to in Note 1. No executive officer owns 1% or more of the outstanding shares of SunTrust common stock.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compensation and Governance Committee Interlocks and Insider Participation

        Messrs. Dahlberg, Correll, Minor and Prince, all of whom are independent, outside directors of SunTrust, served as members of the Compensation and Governance Committee during all or part of 2002. Mr. Theodore J. Hoepner is a member of the Compensation Committee of the Board of Directors of Brown & Brown, Inc., of which Mr. J. Hyatt Brown is Chairman, President and Chief Executive Officer.

        During 2002, SunTrust's bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of SunTrust's directors, executive officers, their associates and members of the immediate families of certain directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires SunTrust's directors, executive officers and any persons who own more than 10% of SunTrust's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SunTrust believes that all filing requirements under Section 16(a) were complied with during 2002, except for the following: Donald S. Downing inadvertently did not report 500 shares of SunTrust common stock held in a brokerage account, John W. Spiegel inadvertently did not report the sale of 1,203 shares of SunTrust common stock held in his 401(k) account and Patricia C. Frist inadvertently did not report 74 shares of SunTrust common stock owned by her husband. Corrective filings have been made for each of the above-described transactions.

SHAREHOLDER PROPOSAL REGARDING INDEXED OPTIONS

(Item 2)

        The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, who is the beneficial owner of 1,300 shares of SunTrust common stock, has given notice that it intends to introduce the following resolution at the annual meeting:

        Resolved, that the shareholders of SunTrust Banks, Inc. (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

Statement of Support

        As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

        Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options' exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement, to compare 5 year stock price performance.

        Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

        At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

SunTrust's Statement in Opposition

        This proposal urges the Board to adopt a policy that all future stock option grants to senior executives shall be "performance-based", which is defined as indexed options, where the option exercise price is indexed or linked to an industry peer group.

        Very few major companies use indexed stock options. To restrict the use of stock options in this manner would impede SunTrust's ability to attract, motivate and retain key executives. Furthermore, indexed options are very complex and hard for the recipients to track value, therefore diluting their incentive value.

        The 2000 Stock Plan, under which options are granted, is designed to provide long-term incentives and align the interests of executive officers with those of all shareholders. Stock options awarded under the plan are designed to motivate the executive to increase the value of SunTrust, which concurrently benefits not only the executive but also SunTrust's shareholders as a whole. Each option permits the employee, generally for a period of 10 years, to buy a share of SunTrust common stock at the price of SunTrust common stock on the date the option is granted. These stock options, which generally do not vest for 3 years after grant, are inherently performance-based, because their value is directly linked to the price of SunTrust stock over time and thus reflects the fundamental performance of SunTrust. In addition, indexing options could lead to value being received by a holder when SunTrust's stock price is declining. Because the value of SunTrust stock options is already directly linked to the price of SunTrust stock, and therefore to shareholder value, the Board believes the proposal is unnecessary and recommends a vote against it.

        Furthermore, the Board believes that SunTrust's current executive compensation programs, including the practice of granting stock options, provide a process to properly make performance based compensation decisions concerning SunTrust's executives. By maintaining this process, SunTrust can maintain the flexibility needed to offer executive compensation programs that can attract and retain top talent in a very competitive labor market. Also, this flexibility allows SunTrust to react to changes in executive compensation programs of SunTrust's peer group. The rigid, pre-set constraint recommended in this proposal would put SunTrust at a competitive disadvantage in terms of recruiting and retaining top talent, which could impact SunTrust's overall performance.

        The Board of Directors recommends that the shareholders vote against this shareholder proposal.

ADDITIONAL INFORMATION

Shareholder Nominations for Election to the Board

        Any shareholder entitled to vote for the election of directors may make nominations for election to the Board. In accordance with the bylaws, nominations must specify the class (term) of directors to which each person is nominated, must be made in writing and must be delivered to or mailed to and received by SunTrust's Corporate Secretary not earlier than 120 days and not later than 90 days prior to the scheduled date for the Annual Meeting. Next year's meeting is scheduled for April 20, 2004, so shareholder nominations must be submitted not earlier than December 22, 2003 and not later than January 21, 2004. You must include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the total number of shares of SunTrust common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of SunTrust common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of SunTrust common stock owned by you; and (viii) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Shareholder Proposals for Next Year's Meeting

        Bylaw Provisions.    In accordance with SunTrust's bylaws, a stockholder who desires to present a proposal for consideration at next year's Annual Meeting must deliver the proposal to the address set forth below so that it is received no later than the close of business on January 21, 2004. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in SunTrust's stock transfer records), the number of SunTrust shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

        Inclusion in Next Year's Proxy Statement.    Notwithstanding the bylaw provisions, a stockholder who desires to have his or her proposal included in next year's Proxy Statement must deliver the proposal to SunTrust's principal executive offices (at the address noted above) no later than the close of business on November 2, 2003.

        Presentation at Meeting.    For any proposal that is not submitted for inclusion in next year's Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next years' Annual Meeting, SEC rules permit management to vote proxies in its discretion if (a) SunTrust receives notice of the proposal before the close of business on January 23, 2004 and advises shareholders in next year's Proxy Statement about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on January 23, 2004.

Record Date; Shares Outstanding

        Each shareholder of record at the close of business on February 14, 2003 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of SunTrust shareholders. On February 14,

2003, the record date for the Annual Meeting, there were 282,205,477 shares of SunTrust common stock outstanding.

Quorum and Voting

        A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting is required to take most other actions. Shares beneficially held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.

Proxy Solicitation

        SunTrust will bear the cost of soliciting proxies. SunTrust has retained Corporate Investors Communications to assist in the solicitation of proxies for a fee of $8,500 plus expenses. Proxies may also be solicited by SunTrust employees.

Independent Accountant

        PricewaterhouseCoopers LLP has been selected as SunTrust's independent accountants for 2003, and served as SunTrust's independent accountants for 2002.

        Arthur Andersen LLP served as SunTrust's independent accountants for 2001. On February 12, 2002 SunTrust determined not to renew the engagement of Arthur Andersen and appointed PricewaterhouseCoopers as its new independent accountants, effective on such date. This determination followed SunTrust's decision to seek proposals from independent accountants to audit SunTrust's financial statements for the fiscal year ending December 31, 2002. The decision not to renew the engagement of Arthur Andersen and to retain PricewaterhouseCoopers was approved by SunTrust's Board of Directors upon the recommendation of its Audit Committee. SunTrust's Chief Financial Officer had made this recommendation to the Audit Committee. The decision was based on proposals from large accounting firms and reflected the Chief Financial Officer's and Audit Committee's judgment as to which firm was best suited to deliver external audits to SunTrust in light of relevant factors such as the firm's depth of experience, breadth of resources, commitment to provide exceptional service, ability to handle transition issues and location of key personnel. Effective March 15, 2002, in conjunction with the filing of SunTrust's Annual Report on Form 10-K for the year ended December 31, 2001, Arthur Andersen was dismissed.

        Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to questions.

        During SunTrust's fiscal year ended December 31, 2001, and the subsequent interim period through March 15, 2002, there were no disagreements between SunTrust and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

        None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within 2001 and the subsequent interim period through March 15, 2002.

        Neither the audit reports of PricewaterhouseCoopers nor Arthur Andersen on the consolidated financial statements of SunTrust and subsidiaries as of and for the fiscal years ended December 31, 2002 and 2001, respectively, contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During SunTrust's two most recent fiscal years ended December 31, 2002, and the subsequent interim period through February 28, 2003, SunTrust did not consult with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Next Year's Annual Meeting

        Next year's Annual Meeting of Shareholders of SunTrust will be held at 9:30 a.m. on Tuesday, April 20, 2004 in Room 225 of the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia.

Other Matters

        The Board of Directors knows of no other matters which will be brought before this Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

February 28, 2003

EXHIBIT A

SunTrust Banks, Inc.
Audit Committee Charter

PURPOSE

        The audit committee (the "Committee") is appointed by the board of directors of the company to assist the board of directors in fulfilling its oversight responsibilities for the company's accounting and financial reporting processes and audits of the financial statements of the company, by monitoring (1) the integrity of the company's financial statements, (2) the independence and qualifications of its external auditor, (3) the company's system of internal controls, (4) the performance of the company's internal audit process and external auditor, and (5) the company's compliance with laws, regulations and the Code of Conduct. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the company's annual meeting proxy statement.

AUTHORITY

        The Committee has authority to conduct or authorize examinations into any matters within its scope of responsibility. It has sole authority to (1) appoint, compensate, retain, and directly oversee the work of the company's external auditor (subject to shareholder approval if applicable), (2) resolve any disagreements between management and the auditors regarding financial reporting, and (3) pre-approve all audit services and permitted non-audit services provided to the company by its external auditor (subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are approved by the Committee prior to completion of the audit). It also has authority to:

  •
  Retain outside advisors, including counsel, as it determines necessary to carry out its duties.

  •
  Seek any information it requires from employees — all of whom are directed to cooperate with the Committee's requests — or external parties.

  •
  Meet with company officers, external auditors, or outside counsel, as necessary.

  •
  Form and delegate to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

  •
  Establish detailed pre-approval policies for permitted non-audit services.

        The company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the company and to any advisors employed by the Committee.

COMPOSITION

        The Committee will consist of at least three members of the board of directors. The board will appoint Committee members and the Committee chair on the recommendation of the company's Compensation and Governance Committee. Committee members may be replaced by the board of directors.

        Each Committee member shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Exchange Act, proposed Rule 10A-3 thereunder and the other rules and regulations of the Commission. At least one member shall satisfy the definition of, and be designated as, a "financial expert", as defined by the Commission; provided, however, that if no member of the Committee satisfies such definition, the Committee shall direct the company to include appropriate disclosures in Commission filings as required by the Commission rules and regulations then in effect. The Committee also shall direct the Company to include appropriate disclosures in Commission filings with regard to service by Audit Committee members on the audit committees of other public companies as required by Commission rules and regulations then in effect.

MEETINGS

        The Committee will meet as often as it determines is appropriate, but not less frequently than quarterly. All Committee members are expected to attend each meeting, in person or via tele- or videoconference. The Committee periodically will hold private meetings with management, the internal auditor and the external auditor. The Committee may invite any officer or employee of the company, the external auditor, the company's outside counsel, the Committee's counsel or others to attend meetings and provide pertinent information. Meeting agendas will be prepared by the chief audit executive and provided in advance to members, along with appropriate briefing materials. Minutes will be kept by a member of the Committee or a person designated by the Committee.

RESPONSIBILITIES

        The Committee will carry out the following responsibilities:

  Financial Statements

  •
  Review and discuss with management and the external auditor significant accounting and financial reporting issues, including complex or unusual transactions and judgments concerning significant estimates or significant changes in the company's selection or application of accounting principles, and recent professional, accounting and regulatory pronouncements and initiatives, and understand their impact on the company's financial statements.

  •
  Review with management and the external auditor the results of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

  •
  Review and discuss with management and the external auditor the annual financial statements along with any off-balance sheet structures, including disclosures made in management's discussion and analysis, and recommend to the board of directors whether they should be included in the company's Form 10-K.

  •
  Review and discuss with management and the external auditor interim financial statements, including the results of the external auditor's review of the quarterly financial statements, before filing the company's Form 10-Q with the Commission or other applicable regulatory filings with regulators.

  •
  Review disclosures made to the Committee by the company's CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the company's internal controls.

  •
  At least annually prior to the filing of the audit report with the Commission (and more frequently if appropriate), review and discuss reports from the external auditor on (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditor and (3) other material written communications between the external auditor and management, such as any management letter or schedules of unadjusted differences.

  •
  Review with management and the external auditor all matters required to be communicated to the Committee under generally accepted auditing standards, including matters required to be discussed by Statement on Auditing Standards No. 61 relating to conduct of the audit.

  •
  Discuss with management the company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

  •
  Understand how management prepares interim financial information, and the nature and extent of internal and external auditor involvement.

  Internal Controls and Risk Management

  •
  Consider the effectiveness of the company's internal control systems, including information technology security and control.

  •
  Meet with management to review the company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company's risk assessment and risk management policies.

  •
  Understand the scope of internal audit's and external auditor's reviews of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

  Internal Audit

  •
  Review with management, the external auditor and the chief audit executive the plans, activities, staffing and organizational structure of the internal audit function, and any recommended changes thereto, as well as staff qualifications.

  •
  Review significant reports to management prepared by internal audit and management's responses.

  •
  Ensure there are no unjustified restrictions or limitations on the chief audit executive's scope of activities or access to information, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

  •
  On a regular basis, meet separately with the chief audit executive to discuss any matters that the Committee or internal audit believes should be discussed privately.

  •
  Have the chief audit executive report, functionally, to the Committee.

  External Audit

  •
  Have the external auditor report directly to the Committee.

  •
  Meet with the external auditor to discuss the external auditor's proposed audit planning, scope, staffing and approach, including coordination of its effort with internal audit.

  •
  Obtain and review a report from the external auditor regarding its quality control procedures, and material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more of the independent audits carried out by the firm, and any steps taken to deal with any such issues and all relationships between the external auditor and the company.

  •
  Evaluate, and present to the board of directors its conclusions regarding, the qualifications, performance and independence of the external auditor, including considering whether the auditor's quality controls are adequate and permitted non-audit services are compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditors.

  •
  Ensure the rotation of the audit partners as required by law and consider whether in order to assure continuing auditor independence it is appropriate to adopt a policy of rotating the external audit firm on a regular basis.

  •
  Establish policies concerning the company's hiring of employees or former employees of the external auditor, as required by law and by applicable listing standards.

  •
  On a regular basis, meet separately with the external auditor to discuss any matters that the Committee or external auditor believes should be discussed privately.

  Compliance

  •
  Review the effectiveness of the system for monitoring compliance with laws and regulations. The results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance should also be reviewed.

  •
  Obtain from the external auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

  •
  Advise the board of directors with respect to the company's policies and procedures regarding compliance with applicable laws and regulations and with the company's Code of Conduct, including review of the process for communicating the Code of Conduct to company personnel and for monitoring compliance.

  •
  Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  •
  Review and discuss with management and the external auditor any correspondence with, or the findings of any examinations by, regulatory agencies, published reports or auditor observations that raise significant issues regarding the company's financial statements or accounting policies.

  •
  Obtain regular updates from management and company counsel regarding compliance matters and legal matters that may have a significant impact on the financial statements or the company's compliance policies.

  Reporting Responsibilities

  •
  Regularly report to the board of directors about Committee activities, issues and related recommendations.

  •
  Provide an open avenue of communication between internal audit, the external auditor, and the board of directors.

  •
  Review any other reports the company issues that relate to Committee responsibilities.

  Other Responsibilities

  •
  Perform other activities related to this charter as requested by the board of directors.

  •
  Institute and oversee special investigations as needed.

  •
  Review and assess the adequacy of the Committee charter, annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

  •
  Annually review the Committee's own performance.

Printed on Recycled Paper

PROXY

Annual Meeting of Shareholders to be Held April 15, 2003.

This Proxy is Solicited by the Board of Directors.

        The undersigned hereby appoints John W. Spiegel and Raymond D. Fortin, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 15, 2003, at 9:30 a.m. local time, in Room 225 on the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described below and in the accompanying Proxy Statement dated February 28, 2003, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

        Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 28, 2003 and a copy of the SunTrust Banks, Inc. 2002 Annual Report.

(Continued and to be signed on the other side)

* FOLD AND DETACH HERE *

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.	Please mark your votes as indicated in this example	☒

DIRECTORS RECOMMEND VOTING FOR THE FOLLOWING PROPOSAL:
Proposal to elect as Directors: (01) J. Hyatt Brown, (02) Alston D. Correll, (03) Douglas N. Daft, (04) David H. Hughes and (05) G. Gilmer Minor, III to serve until the Annual Meeting of Shareholders in 2006.

FOR all nominees listed above (except as indicated to the contrary). ☐	WITHHOLD AUTHORITY to vote for all nominees listed above. ☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee, write his or her name on the line below:
DIRECTORS RECOMMEND VOTING AGAINST THE FOLLOWING PROPOSAL: Shareholder proposal regarding indexed options.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s) of Shareholder
Date	, 2003
IMPORTANT: Please date and sign this Proxy exactly as your name or names appear hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity, must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person.

* FOLD AND DETACH HERE *

DETACH CARD	Please detach proxy at perforation before mailing. OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET.

If you are voting by telephone or via the Internet, please do not mail your proxy.

Vote By Telephone Call toll-free using a touch-tone phone 1-800-542-1160.	Vote By Internet Go online to www.votefast.com to cast your vote.	Vote By Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 14, 2003, to be counted in the final tabulation.

Your control number is

Vote By Telephone

Have your proxy card available when you call the toll-free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

Vote By Internet

Have your proxy card available when you go online to www.votefast.com. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302.

To Change Your Vote

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 11:59 p.m. Eastern Time, April 14, 2003, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

INSTRUCTIONS TO THE SUNTRUST BANKS, INC. 401(k) PLAN TRUSTEE

The undersigned hereby directs that all shares of SunTrust Banks, Inc. Common Stock allocated to his/her account under the SunTrust Banks, Inc. 401(k) Plan be voted at the SunTrust Banks, Inc. Annual Meeting of Shareholders to be held April 15, 2003, and at any adjournment thereof, in accordance with the following instructions for the matters described herein. For any other business that may properly come before the Annual Meeting, all such shares shall be voted as the Board of Directors may recommend. This instruction is solicited by the Board of Directors. If you do not return your card, the Plan Trustee will not vote your shares.

Please mark your votes as indicated in this example	☒

DIRECTORS RECOMMEND VOTING FOR THE FOLLOWING PROPOSAL:
Proposal to elect as Directors: (01) J. Hyatt Brown, (02) Alston D. Correll, (03) Douglas N. Daft, (04) David H. Hughes and (05) G. Gilmer Minor, III to serve until the Annual Meeting of Shareholders in 2006.

FOR all nominees listed above (except as indicated to the contrary). ☐	WITHHOLD AUTHORITY to vote for all nominees listed above. ☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee, write his or her name on the line below:

(Continued and to be signed on reverse side)

* FOLD AND DETACH HERE *

February 28, 2003

To our employee shareholders:

        Despite the difficult earnings environment for banks in 2002, SunTrust ended the year comparing favorably with other large banks in key measures of financial performance, strength and stability. Our success is a direct reflection of the hard work and continuing commitment to customer service of our employees.

        This letter is part of the Instructions to the Plan Trustee card, which gives you the guidelines you need to vote your shares according to the instructions provided. Please note that if you do not vote your shares by telephone, Internet, or mail, the Plan Trustee will not vote your shares.

        In addition, we are sending you:

  •
  The 2002 SunTrust Banks, Inc. Annual Report that details our continuing momentum within a weak economy, and

  •
  The Proxy Statement describing the business of the 2003 Annual Meeting scheduled for Tuesday, April 15.

Thank you for your support of SunTrust, which you do by investing in this company through your contributions to the SunTrust 401(k) Plan. You also support the company by contributing your talent on the job every day. Your efforts go toward ensuring that we remain a premier financial institution.

Sincerely,

L. Phillip Humann Chairman of the Board, President and Chief Executive Officer

DIRECTORS RECOMMEND VOTING AGAINST THE FOLLOWING PROPOSAL: Shareholder proposal regarding indexed options.	FOR ☐	AGAINST ☐	ABSTAIN ☐
The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 28, 2003 and a copy of the SunTrust Banks, Inc. 2002 Annual Report.
IMPORTANT: Please date and sign this instruction exactly as your name or names appear to the left.
Date	, 2003
Signature
(continued on the other side)

* FOLD AND DETACH HERE *

DETACH CARD	Please detach proxy at perforation before mailing. OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET.

If you are voting by telephone or via the Internet, please do not mail your proxy.

Vote By Telephone Call toll-free using a touch-tone phone 1-800-542-1160.	Vote By Internet Go online to www.votefast.com to cast your vote.	Vote By Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 14, 2003, to be counted in the final tabulation.

Your control number is

Vote By Telephone

Have your proxy card available when you call the toll-free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

Vote By Internet

Have your proxy card available when you go online to www.votefast.com. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302.

To Change Your Vote

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 11:59 p.m. Eastern Time, April 14, 2003, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
AUDIT FEES
STOCK PRICE PERFORMANCE GRAPH
STOCK OWNERSHIP OF CERTAIN PERSONS
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
SHAREHOLDER PROPOSAL REGARDING INDEXED OPTIONS (Item 2)
Statement of Support
SunTrust's Statement in Opposition
ADDITIONAL INFORMATION